As filed with the Securities and Exchange Commission on June 8, 2011

Registration No. 333-171727

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

AMENDMENT NO. 7
TO
FORM S-1
REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933

CHINA RESOURCES DEVELOPMENT INC.

(Exact name of registrant as specified in its constitutional documents)

Cayman Islands	6770	N/A
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

China Resources Development Inc.
c/o SSC Mandarin Investment Group Limited
1402 China Resources Building
26 Harbour Road, Wanchai
Hong Kong
852-2504-2333

(Address, including zip code, and telephone number,
including area code, of registrant’s principal executive offices)

Robin Lee, Chief Executive Officer
China Resources Development Inc.
c/o SSC Mandarin Investment Group Limited
1402 China Resources Building
26 Harbour Road, Wanchai
Hong Kong
852-2504-2333

Graubard Miller
The Chrysler Building
405 Lexington Avenue
New York, New York 10174
(212) 818-8800

(Name, address, including zip code, and telephone number,
including area code, of agent for service)

Copies to:

David Alan Miller, Esq. Jeffrey M. Gallant, Esq. Graubard Miller The Chrysler Building 405 Lexington Avenue New York, New York 10174 (212) 818-8800 (212) 818-8881 — Facsimile	Thomas J. Ivey, Esq. Gregg A. Noel, Esq. Skadden, Arps, Slate, Meagher & Flom LLP 525 University Avenue, Suite 1100 Palo Alto, California 94301 (650) 470-4500 (650) 470-4570 – Facsimile

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☒	Smaller reporting company ☐
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

Title of each Class of Security being registered	Amount being Registered	Proposed Maximum Offering Price Per Security(1)	Proposed Maximum Aggregate Offering Price(1)	Amount of Registration Fee
Units, each consisting of one Ordinary Share, $.001 par value, and one Warrant(2)	5,750,000 Units	$10.00	$57,500,000	$6,675.75
Ordinary Shares included as part of the Units(2)	5,750,000 Shares	—	—	—	(3)
Warrants included as part of the Units(2)	5,750,000 Warrants	—	—	—	(3)
Ordinary Shares underlying the Warrants included in the Units(4)	5,750,000 Shares	$11.50	$66,125,000	$7,677.11
Total			$123,625,000	$14,352.86	(5)

(1)	Estimated solely for the purpose of calculating the registration fee.
(2)	Includes 750,000 Units and 750,000 Ordinary Shares and 750,000 Warrants underlying such Units which may be issued on exercise of a 45-day option granted to the Underwriters to cover over-allotments, if any.
(3)	No fee pursuant to Rule 457(g).
(4)	Pursuant to Rule 416, there are also being registered such additional securities as may be issued to prevent dilution resulting from stock splits, stock dividends or similar transactions as a result of the anti-dilution provisions contained in the Warrants.
(5)	The filing fee has previously been paid.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

This amendment is being filed solely to include an exhibit to the Registration Statement.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.

The estimated expenses payable by us in connection with the offering described in this registration statement (other than the underwriting discount and commissions) will be as follows:

Initial Trustees’ fee	$1,000	(1)
SEC Registration Fee	21,529
FINRA filing fee	19,044
Advisory fee	275,000
Accounting fees and expenses	60,000
NASDAQ Stock Market listing fees	65,000
Printing and engraving expenses	35,000
Directors & Officers liability insurance premiums	100,000	(2)
Legal fees and expenses	240,000
Miscellaneous	83,427	(3)
Total	$900,000

(1)	In addition to the initial acceptance fee that is charged by Continental Stock Transfer & Trust Company, as trustee, the registrant will be required to pay to Continental Stock Transfer & Trust Company $16,100 for acting as trustee, as transfer agent of the registrant’s ordinary shares, as warrant agent for the registrant’s warrants and as escrow agent.
(2)	This amount represents the approximate amount of director and officer liability insurance premiums the registrant anticipates paying following the consummation of its initial public offering and until it consummates a business combination.
(3)	This amount represents additional expenses that may be incurred by the Company in connection with the offering over and above those specifically listed above, including distribution and mailing costs.

Item 14. Indemnification of Directors and Officers.

Cayman Islands law does not limit the extent to which a company’s memorandum and articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Islands courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences of committing a crime. Our memorandum and articles of association will provide for indemnification of our officers and directors for any liability incurred in their capacities as such, except through their own fraud or willful default.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is theretofore unenforceable.

Item 15. Recent Sales of Unregistered Securities.

(a)  During the past three years, we sold 2,156,250 ordinary shares without registration under the Securities Act to Robin Lee. Of such shares, one share was issued on December 6, 20120 and 2,156,249 shares were issued on January 6, 2011. All such shares were issued in connection with our organization pursuant to the exemption from registration contained in Section 4(2) of the Securities Act as they were sold to Mr. Lee, an officer and director of ours and an accredited investor. The shares issued to Mr. Lee were sold for an aggregate offering price of $25,000 at an average purchase price of $0.01 per share.

In addition, our officers have committed to purchase from us 6,000,000 warrants at $0.50 per warrant (for an aggregate purchase price of $3,000,000). These purchases will take place on a private placement basis simultaneously with the consummation of our initial public offering. These issuances will be made pursuant to the exemption from registration contained in Section 4(2) of the Securities Act.

No underwriting discounts or commissions were paid with respect to such sales.

Item 16. Exhibits and Financial Statement Schedules.

(a)  The following exhibits are filed as part of this Registration Statement:

Exhibit No.	Description
1.1	Form of Underwriting Agreement (filed on May 20, 2011 with Amendment No. 5 to the Registration Statement).
3.1	Amended and Restated Memorandum and Articles of Association.
4.1	Specimen Unit Certificate (filed on May 20, 2011 with Amendment No. 5 to the Registration Statement).
4.2	Specimen Ordinary Share Certificate (filed on February 18, 2011 with Amendment No. 1 to the Registration Statement).
4.3	Specimen Warrant Certificate (filed on February 18, 2011 with Amendment No. 1 to the Registration Statement).
4.4	Form of Warrant Agreement between Continental Stock Transfer & Trust Company and the Registrant (filed on May 20, 2011 with Amendment No. 5 to the Registration Statement).
5.1	Opinion of Conyers Dill & Pearman (filed on June 2, 2011 with Amendment No. 6 to the Registration Statement).
5.2	Opinion of Graubard Miller (filed on May 6, 2011 with Amendment No. 4 to the Registration Statement).
10.1	Form of Letter Agreement among the Registrant, Lazard Capital Markets LLC and each of the Registrant’s Officers, Directors and Initial Shareholders (filed on May 6, 2011 with Amendment No. 4 to the Registration Statement).
10.2	Form of Investment Management Trust Agreement between Continental Stock Transfer & Trust Company and the Registrant (filed on May 20, 2011 with Amendment No. 5 to the Registration Statement).
10.3	Form of Escrow Agreement between the Registrant, Continental Stock Transfer & Trust Company and the Initial Shareholders (filed on May 6, 2011 with Amendment No. 4 to the Registration Statement).
10.4	Form of Letter Agreement between SSC Mandarin Investment Group Limited and Registrant regarding administrative support (filed on February 18, 2011 with Amendment No. 1 to the Registration Statement).
10.5	Promissory Note issued to SSC Mandarin Investment Group Limited (filed on March 23, 2011 with Amendment No. 2 to the Registration Statement).
10.6	Form of Registration Rights Agreement among the Registrant and the Initial Shareholders (filed on February 18, 2011 with Amendment No. 1 to the Registration Statement).
10.7	Form of Subscription Agreements among the Registrant, Graubard Miller and the Purchasers of Insider Warrants (filed on March 23, 2011 with Amendment No. 2 to the Registration Statement).
10.8	Advisory Agreement between the Registrant and Global Strategic Partners Limited (filed on March 23, 2011 with Amendment No. 2 to the Registration Statement).
14	Code of Ethics (filed on February 18, 2011 with Amendment No. 1 to the Registration Statement).
23.1	Consent of Rothstein, Kass & Company, P.C. (filed on June 2, 2011 with Amendment No. 6 to the Registration Statement)
23.2	Consent of Conyers Dill & Pearman (included in Exhibit 5.1) (filed on June 2, 2011 with Amendment No. 6 to the Registration Statement).
23.3	Consent of Graubard Miller (included in Exhibit 5.2) (filed on May 6, 2011 with Amendment No. 4 to the Registration Statement).

Exhibit No.	Description
24	Power of Attorney (included on signature page of this Registration Statement).
99.1	Form of Audit Committee Charter (filed on February 18, 2011 with Amendment No. 1 to the Registration Statement).
99.2	Form of Nominating Committee Charter (filed on February 18, 2011 with Amendment No. 1 to the Registration Statement).
99.3	Opinion of Wu & Kao, PLLC (filed on May 6, 2011 with Amendment No. 4 to the Registration Statement).

Item 17. Undertakings.

(a)  The undersigned registrant hereby undertakes:

(1)  To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

i.   To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

ii.   To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

iii.  To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)  That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)  To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)  That for the purpose of determining any liability under the Securities Act of 1933 in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)   Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)   Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)  The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)  Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b)  The undersigned hereby undertakes to provide to the underwriter at the closing specified in the underwriting agreements, certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

(c)  Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(d)  The undersigned registrant hereby undertakes that:

(1)  For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2)  For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Hong Kong, China, on the 8th day of June, 2011.

CHINA RESOURCES DEVELOPMENT INC.
By: /s/ Seng Leong Lee Name: Seng Leong Lee Title: Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Seng Leong Lee, Xiaona Ma and Wing Kai Ho his true and lawful attorney-in-fact, with full power of substitution and resubstitution for him and in his name, place and stead, in any and all capacities to sign any and all amendments including post-effective amendments to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that said attorney-in-fact or his substitute, each acting alone, may lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Position	Date
/s/ Seng Leong Lee Seng Leong Lee	Chairman and Chief Executive Officer (Principal executive officer)	June 8, 2011
/s/ Wing Kai Ho Wing Kai Ho	Vice President of Finance, Chief Financial Officer (Principal financial and accounting officer), Secretary, Treasurer and Director	June 8, 2011
/s/ John F. Ambruz John F. Ambruz	Director	June 8, 2011
/s/ Paul Bernards Paul Bernards	Director	June 8, 2011
Pieter van Aswegen	Director
Shaonan Xing	Director
Qiaolian Wang	Director

Authorized Representative in the United States:

Graubard Miller

By: /s/ JEFFREY M. GALLANT Name: Jeffrey M. Gallant Title: Partner Date: June 8, 2011